Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

ACASTI PHARMA INC.

Acasti Pharma Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST:  That the first Article of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) is hereby amended and restated in its entirety as follows:

ARTICLE I

The name of the corporation (the “Corporation”) is Grace Therapeutics, Inc.

SECOND:  That this Certificate of Amendment to the Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD:  That, except as amended hereby, the provisions of the Certificate of Incorporation shall remain in full force and effect.

FOURTH:  That this Certificate of Amendment to the Certificate of Incorporation shall be effective as of October 28, 2024.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by an authorized officer of the Corporation this 24th day of October, 2024.

ACASTI PHARMA INC.

By:	/s/ Prashant Kohli
Name:	Prashant Kohli
Title:	Chief Executive Officer